Exhibit 3.1

AMENDMENT

TO

SECOND AMENDED AND RESTATED BYLAWS

OF

SOTHERLY HOTELS INC.

(the “Company”)

The first paragraph of Section 6 of Article II of the Second Amended and Restated Bylaws of the Company is hereby amended and replaced in its entirety with the following:

Section 6. QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast at least thirty-three and one-third percent (33⅓%) of all the votes entitled to be cast at such meeting shall constitute a quorum; but this section shall not affect any requirement under any statute or the Articles of Incorporation (the “Charter”) of the Corporation for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present at any meeting of the stockholders, the chairman of the meeting shall have the power to adjourn the meeting from time to time to a date not more than one hundred twenty (120) days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.